10 March 1995


The Directors
Hartford Steam Boiler Inspection and Insurance Company
One State Street
Hartford, Connecticut  06102-5024
USA

Dear Sirs,

We hereby consent to the inclusion of the financial statements of Engineering Insurance Group for the year ended 31 December 1993 audited by ourselves, in the Form 8-K Current Report of The Hartford Steam Boiler Inspection and Insurance Company dated 17 January 1995.

Yours faithfully,




PRICE WATERHOUSE
London